UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2011 (October 10, 2011)

Rex Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

(Address of Principal Executive Office and Zip Code)

(814) 278-7267

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c), (d), (e)

Thomas C. Stabley

On October 10, 2011, Rex Energy Corporation (“Rex Energy”) announced that it has appointed Thomas C. Stabley as Chief Executive Officer of Rex Energy and its wholly owned subsidiary, Rex Energy Operating Corp. (together with Rex Energy, the “Company”), effective as of October 10, 2011. Mr. Stabley replaces Lance T. Shaner, who has been serving as Rex Energy’s interim President and Chief Executive Officer since June 3, 2011. Mr. Shaner has stepped down from the interim positions effective October 10, 2011, but remains Chairman of the Board of Directors. Mr. Stabley will continue to serve as Chief Financial Officer while the company conducts a search for his replacement.

Mr. Stabley, 40, co-founded the predecessor companies to Rex Energy and has served as Chief Financial Officer since 2004. Prior to his career at Rex Energy, Mr. Stabley was Vice President of Accounting for Shaner Hotels where he worked with Mr. Shaner. Mr. Stabley brings over 15 years of expertise in capital markets, financial reporting, corporate finance and strategic planning to the position of Chief Executive Officer. He holds a Bachelor of Science degree in Accounting from the University of Pittsburgh.

In connection with his promotion, the Board of Directors provided Mr. Stabley with a Letter Agreement that amended his current Employment Agreement, which became effective October 1, 2010 (the “Employment Agreement”). The Letter Agreement provides for an annual base salary of $335,000, an annual target incentive bonus of 60% of base salary, effective immediately for the full 2011 program, and an annual long term incentive opportunity of 55% of base salary. The Employment Agreement remains in effect, subject to the amendments described in Mr. Stabley’s Letter Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

In addition, the Board granted Mr. Stabley an award of 25,000 shares of restricted stock at the exceeded case, subject to the vesting requirements and performance measures specified under the 2011 long-term incentive program. The grant is subject to the terms and conditions of the applicable Restricted Stock Award Agreement and the Rex Energy Corporation 2007 Long Term Incentive Plan.

Also in connection with his promotion, Mr. Stabley has been elected to serve on Rex Energy’s Board of Directors. As an executive officer of the Company, Mr. Stabley will not serve on any Committee and will receive no additional compensation for his service on the Board.

Patrick M. McKinney

Also on October 10, 2011, the Company announced that Patrick M. McKinney has been promoted to President and Chief Operating Officer. Mr. McKinney, 52, has been serving as Executive Vice President and Chief Operating Officer of Rex Energy since May 2010. Prior to joining Rex Energy, Mr. McKinney served as Senior Vice President of Engineering for Cano Petroleum beginning in 2006. Before 2006, Mr. McKinney was Strategic Worldwide Portfolio Manager for Pioneer Natural Resources, where he was responsible for capital spending and resource recovery determinations related to exploration and development in Canada, Argentina, Tunisia, Alaska, West Africa and Pioneer’s domestic projects. Mr. McKinney has a deep understanding of the development of oil and gas reserves, particularly oil and gas reserves from unconventional and secondary and tertiary sources, with focus on managing finding and development costs. Additionally, Mr. McKinney has extensive experience in the evaluation and reporting of oil and gas reserves and the evaluation of acquisition and divestiture opportunities. Mr. McKinney holds a Bachelor of Science degree in Petroleum Engineering from the University of Wyoming and a M.B.A from Pepperdine University.

The Board provided Mr. McKinney with a Letter Agreement that amended the Employment Agreement between Mr. McKinney and the Company effective as of October 1, 2010 (the “McKinney Employment Agreement”). Mr. McKinney’s Letter Agreement provides for an annual base salary of $325,000, an annual target incentive bonus of 60% of base salary, effective immediately for the full 2011 program, and an annual long term incentive opportunity of 55% of base salary. The Letter Agreement also extends the term of the McKinney Employment Agreement to December 31, 2013. All other terms and conditions of the McKinney Employment Agreement remain in effect, subject to the amendments described in Mr. McKinney’s Letter Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Also in connection with his promotion, the Board granted Mr. McKinney an award of 25,000 shares of restricted stock at the exceeded case, subject to the vesting requirements and performance measures specified under the 2011 long-term incentive program. In addition, Mr. McKinney will receive a grant of 50,000 stock options, which will cliff vest on the third anniversary of the grant date. Both grant awards are subject to the terms and conditions of the applicable award agreements and the Rex Energy Corporation 2007 Long Term Incentive Plan.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Letter Agreement between Thomas C. Stabley and Rex Energy Corporation dated October 10, 2011.

10.2	Letter Agreement between Patrick M. McKinney and Rex Energy Corporation dated October 10, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX ENERGY CORPORATION

Date: October 11, 2011	By:	/s/ Jennifer L. McDonough
Name: Jennifer L. McDonough
Title: Vice President, General Counsel and Corporate Secretary